Exhibit 99.1

CIFC CORP.	Investor Relations
250 Park Avenue	Investor@CIFC.COM
New York, NY 10177	(646) 367-6633
NASDAQ: CIFC

CIFC Corp. Announces Third Quarter of 2014 Results and a Quarterly Dividend

NEW YORK, November 14, 2014 - CIFC Corp. (NASDAQ: CIFC) (“CIFC” or the “Company”) today announced its results for the third quarter ended September 30, 2014.

Highlights

•
Economic Net Income (“ENI”, a non-GAAP measure) for the nine months was $32.8 million, compared to $28.9 million(1) for the prior year. ENI for the quarter was $4.4 million, compared to $12.9 million(1) for the same period of the prior year.

•
GAAP net income (loss) for the nine months was $7.6 million compared to $18.5 million for the prior year. GAAP net income (loss) for the quarter was $0.9 million compared to $8.2 million for the same period in the prior year.

•
Fee Earning Assets Under Management ("Fee Earning AUM" or "AUM") from loan-based products was $13.3 billion as of September 30, 2014 as compared to $12.0 billion as of December 31, 2013 and $12.3 billion as of September 30, 2013.

◦	During the quarter, the Company sponsored the issuance of two new CLOs that represented $1.3 billion of new AUM.

•	CIFC declares a cash dividend of $0.10 per share. The dividend will be paid on December 15, 2014 to shareholders of record as of the close of business on November 25, 2014.

Executive Overview

During the third quarter, CIFC sponsored the issuance of two CLOs for $1.3 billion of new AUM, increasing our loan-based AUM to $13.3 billion. Year-to-date, we have sponsored the issuance of four CLOs representing $2.7 billion of new AUM, making CIFC one of the largest U.S. CLO sponsors in 2014 by AUM(2). Our ability to establish warehouses and accumulate assets before pricing the CLOs has been a key competitive advantage that we continue to leverage. ENI for the third quarter of the current year decreased by 66% as compared to the same period in the prior year. Despite the decrease in ENI quarter over quarter, ENI increased by 14% year over year.

Explanatory Notes:
(1) Prior year ENI has been adjusted to be consistent with current year ENI by excluding management fees attributable to non-core investment products (i.e. Legacy ABS and Corporate Bond collateralized debt obligations ("non-core")).
(2) Source: Standard and Poor’s Leveraged Commentary & Data

Selected Financial Metrics
(In thousands, except per share data) (unaudited)

NON-GAAP FINANCIAL MEASURES (1)	3Q'14	3Q'13	% Change vs. 3Q'13	YTD '14	YTD '13	% Change vs. YTD'13
Senior Fees from CLOs	$5,629	$5,033	12%	$15,954	$14,899	7%
Subordinated Fees from CLOs	7,730	8,469	(9)%	24,544	24,800	(1)%
Incentive Fees from CLOs	3,843	4,932	(22)%	13,254	12,099	10%
Fees from other loan-based products	941	425	121%	2,678	1,108	142%
Total Management Fees	18,143	18,859	(4)%	56,430	52,906	7%
Net Investment Income	1,448	4,625	(69)%	15,683	8,612	82%
Total ENI Revenues	19,591	23,484	(17)%	72,113	61,518	17%
Compensation and benefits	7,977	6,200	29%	22,422	19,053	18%
Other operating expenses	6,466	2,881	124%	13,188	9,196	43%
Corporate interest expense	713	1,460	(51)%	3,667	4,394	(17)%
Total ENI Expenses	15,156	10,541	44%	39,277	32,643	20%
ENI (1)	$4,435	$12,943	(66)%	$32,836	$28,875	14%
ENI per share - basic	$0.18	$0.62	(71)%	$1.48	$1.39	6%
ENI per share - diluted (2) (3)	$0.17	$0.54	(69)%	$1.41	$1.22	16%

NON-GAAP FINANCIAL MEASURES (1)	3Q'14	3Q'13	% Change vs. 3Q'13	YTD '14	YTD '13	% Change vs. YTD'13
ENI EBIT (4)	$5,148	$14,403	(64)%	$36,503	$33,269	10%
ENI EBITDA (5)	$5,619	$14,585	(61)%	$37,474	$33,799	11%
ENI EBITDA Margin (6)	29%	62%	(33)%	52%	55%	(3)%
Fee Related ENI EBITDA Margin (6)	23%	53%	(30)%	39%	48%	(9)%
ENI Margin (6)	23%	55%	(32)%	46%	47%	(1)%

NON-GAAP FINANCIAL MEASURES - AUM	9/30/2014	12/31/2013	% Change vs. 12/31/2013	9/30/2013	% Change vs. 9/30/13
Fee Earning AUM from loan-based products (7)	$13,321,732	$12,045,859	11%	$12,280,555	8%

SELECTED GAAP RESULTS	3Q'14	3Q'13	% Change vs. 3Q'13	YTD '14	YTD '13	% Change vs. YTD'13
Total net revenues	$1,145	$1,922	(40)%	$4,329	$6,902	(37)%
Total expenses	$17,820	$13,171	35%	$45,446	$42,142	8%
Net income (loss) attributable to CIFC Corp.	$934	$8,150	(89)%	$7,613	$18,480	(59)%
Earnings (loss) per share - basic	$0.04	$0.39	(90)%	$0.34	$0.89	(62)%
Earnings (loss) per share - diluted (2)	$0.04	$0.34	(88)%	$0.33	$0.77	(57)%
Weighted average shares outstanding - basic	24,608	20,798	18%	22,154	20,802	6%
Weighted average shares outstanding - diluted	26,071	25,563	2%	23,369	25,657	(9)%

Explanatory Notes:

(1)
See Appendix for a detailed description of these non-GAAP measures and reconciliations from net income (loss) attributable to CIFC Corp. to non-GAAP measures. Prior year ENI has been adjusted to make it consistent with current year ENI by excluding management fees attributable to non-core investment products (i.e.: Legacy ABS and Corporate Bond collateralized debt obligations ("non-core")).

(2)
For the three and nine months ended September 30, 2014, the convertible notes were anti-dilutive and excluded from the numerator in the dilution calculation. For the three and nine months ended September 30, 2013, the numerator in the dilution calculation had been adjusted to add-back the effect of convertible note interest charges (before taxes for ENI and after taxes for GAAP) as the impact to EPS was dilutive.

(3)	GAAP weighted average shares outstanding was used as ENI weighted average shares outstanding.

(4)	ENI EBIT is ENI before corporate interest expense. See Appendix.

(5)	ENI EBITDA is ENI EBIT before depreciation of fixed assets. See Appendix.

(6)
ENI EBITDA Margin is ENI EBITDA divided by Total ENI Revenue. Fee Related ENI EBITDA Margin is ENI EBITDA less Net Investment Income divided by Total Management Fees. ENI Margin is ENI divided by Total ENI Revenue.

(7)
Amount excludes Fee Earning AUM attributable to non-core products of $0.7 billion, $0.8 billion and $1.1 billion as of September 30, 2014, December 31, 2013 and September 30, 2013, respectively. Fee Earning AUM attributable to non-core products are expected to continue to decline as these funds run-off per their contractual terms.

Third Quarter Overview
CIFC reported ENI of $4.4 million for the third quarter of 2014, as compared to $12.9 million for the same period in the prior year. ENI decreased period to period by $8.5 million or 66% primarily driven by net increases in operating expenses and net decreases in net investment income. To support the growth and diversification of the business, compensation and benefits, professional fees, general and administrative expenses increased period to period. Net investment income decreased predominately due to (i) the sale of certain residual equity investments in CLOs and (ii) decreases in loan values during the quarter. Further, during the quarter, we entered into a consulting agreement with DFR Holdings LLC ("DFR Holdings"), retroactively from January 1, 2014, where DFR Holdings will provide us with advisory services on an ongoing basis. As part of the consulting agreement, we incurred aggregate professional fees of $1.5 million for the first nine months of the year.

CIFC reported GAAP net income attributable to CIFC Corp. of $0.9 million for the third quarter of 2014, as compared to $8.2 million in the same period of the prior year. GAAP operating results decreased by $7.3 million from the prior year period due to the $8.5 million decrease noted above (see Non-GAAP Financial Measures section for a reconciliation between GAAP and Non-GAAP ENI). Additional decreases include a (i) $1.5 million reduction in revenues from fee sharing (GAAP presents fees gross of fee sharing), (ii) $1.5 million decrease in gains recognized on contingent liabilities related to changes in the expected performance of legacy CIFC CLOs with fee sharing arrangements, (iii) $0.6 million of litigation expenses and (iv) a $0.6 million reduction related to gain on sale of management contracts in the prior year. These decreases were offset by a reduction of $4.3 million in income tax expense due to lower income quarter over quarter and a $1.1 million reduction in intangible asset amortization compared to the prior year as certain CLO and CDO management contracts were written off in the prior year.

Fee Earning AUM
Fee Earning AUM or AUM refers to the assets managed by the Company on which it is paid management fees and/or incentive fees. Generally, with respect to CLOs, management fees are paid to the Company based on the aggregate collateral balance at par plus principal cash, and with respect to credit funds, the value of the assets in such funds (excluding non-fee earning AUM such as the Company’s investments).
The Company's total loan-based Fee Earning AUM was $13.3 billion as of September 30, 2014. During the third quarter, the Company sponsored the issuance of two new CLOs increasing Fee Earning AUM by $1.3 billion. New AUM was offset by declines in Fee Earning AUM for certain CLOs which have reached the end of their contractual reinvestment periods (after which capital is returned to investors as the loan assets underlying the CLOs repay principal).

The following table summarizes Fee Earning AUM for the Company's significant loan-based products (1):

	September 30, 2014		December 31, 2013		September 30, 2013
(in thousands, except # of Products)	# of Products	Fee Earning AUM	# of Products	Fee Earning AUM	# of Products	Fee Earning AUM
Post 2011 CLOs	12	$6,845,493	8	$4,127,951	7	$3,622,438
Legacy CLOs (2)	19	5,301,060	20	6,811,382	24	7,626,653
Total CLOs	31	12,146,553	28	10,939,333	31	11,249,091
Other loan-based products (3)	7	1,175,179	6	1,106,526	4	1,031,464
AUM from loan-based products	38	$13,321,732	34	$12,045,859	35	$12,280,555

Explanatory Notes:

(1)
Table excludes Fee Earning AUM attributable to non-core products of $0.7 billion, $0.8 billion and $1.1 billion as of September 30, 2014, December 31, 2013 and September 30, 2013, respectively. Fee Earning AUM attributable to non-core products are expected to continue to decline as these funds run-off per their contractual terms.

(2)	Legacy CLOs represent all managed CLOs issued prior to 2011, including CLOs acquired since 2011 but issued prior to 2011.

(3)	Other loan-based products management fee structures vary by fund and may not be similar to a CLO.

The following graph illustrates that since 2011, CIFC has successfully replaced run-off from Legacy CLOs (including acquired CLOs) through organic growth from post 2011 CLOs and other loan-based products. By the second quarter of 2014, our Legacy CLO AUM of $5.8 billion was less than half of our loan-based AUM of $12.6 billion.

Total loan-based Fee Earning AUM activity for the three months ended September 30, 2014, and the last twelve months ("LTM") ended September 30, 2014, are as follows ($ in thousands):

	3Q'14	LTM 3Q'14
Opening AUM Balance	$12,571,662	$12,280,555
CLO New Issuances	1,300,000	3,202,151
CLO Principal Paydown	(514,963)	(1,835,438)
CLO Calls, Redemptions and Sales	—	(472,604)
Fund Subscriptions	29,640	207,879
Other (1)	(64,607)	(60,811)
Ending AUM Balance	$13,321,732	$13,321,732
Explanatory Note:

(1)	Other includes changes in collateral balances of CLOs between periods and market value changes in certain other loan-based products.

Liquidity and Capital Resources
As of September 30, 2014, total deconsolidated non-GAAP cash and cash equivalents increased by $3.7 million to $25.1 million from $21.4 million as of December 31, 2013. For the nine months ended September 30, 2014, deconsolidated non-GAAP cash flows from operations was $34.8 million. Our net investment activity in CIFC managed CLO equity, warehouses and funds during the nine months was $19.3 million. The Company paid down $5.9 million of contingent liabilities (related to fee sharing arrangements) and paid dividends of $6.7 million. In addition, the Company received approximately $0.8 million in proceeds from the exercise of options and the extension of DFR Holdings' warrants.
Investments
During the nine months ended September 30, 2014, our investments increased by $26.9 million. During the year, we increased our investments in warehouses and seeded additional capital in our credit funds by selling our investments in certain CLO residual interests. Our investments as of September 30, 2014 and December 31, 2013 are as follows ($ in thousands):

Deconsolidated Non-GAAP (1)	September 30, 2014	December 31, 2013	Change
CIFC Managed CLO Equity (Residual Interests)	$22,452	$44,292	$(21,840)
Warehouses (2)(3)	72,878	32,529	40,349
Other loan-based products (3)	44,688	36,310	8,378
Total	$140,018	$113,131	$26,887

Explanatory Notes:

(1)
Pursuant to GAAP, investments in consolidated CLOs, warehouses and certain other loan-based products are eliminated from "Investments at fair value" on the Company's Consolidated Balance Sheets. See Appendix for a Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets for further details.

(2)
From time to time, the Company establishes “warehouses”, entities designed to accumulate investments in advance of sponsoring new CLOs or other funds managed by the Company.  To establish a warehouse, the Company contributes equity capital to a newly formed entity which is typically levered (three to five times) and begins accumulating investments.  When the related CLO or fund is sponsored, typically three to nine months later, the warehouse is “terminated”, with it concurrently repaying the related financing and returning to the Company its equity contribution, net of gains and losses, if any.

(3)
As of September 30, 2014 and December 31, 2013, $28.2 million and $16.9 million, respectively, of the Company's investments in funds and warehouses was not consolidated and included on our Consolidated Balance Sheets.

Excluding non-recourse variable interest entity ("VIE") debt, the Company had $120.0 million of Junior Subordinated Notes outstanding as of September 30, 2014, which mature in 2035 and have a weighted average interest rate of LIBOR + 2.77% over the term of the loans. In addition, on July 12, 2014, DFR Holdings converted its $25.0 million aggregate principal amount of Convertible Notes into 4,132,231 shares of the Company's common stock.
Non-GAAP Financial Measures

The Company discloses financial measures that are calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“Non-GAAP”) as follows:

ENI is a non-GAAP financial measure of profitability which management uses in addition to GAAP Net income attributable to CIFC Corp. to measure the performance of its core business (excluding non-core products). The Company believes ENI reflects the nature and substance of the business, the economic results driven by management fee revenues from the management of client funds and earnings on the Company's investments. ENI represents net income (loss) attributable to CIFC Corp. excluding (i) income taxes, (ii) merger and acquisition related items including fee-sharing arrangements, amortization and impairments of intangible assets and gain (loss) on contingent consideration for earn-outs, (iii) non-cash compensation related to profits interests granted by CIFC Parent in June 2011, (iv) revenues attributable to non-core investment products, and (v) other non-recurring items.

The Deconsolidated Non-GAAP Statements represent the Consolidated GAAP statements adjusted to eliminate the impact of the Consolidated Entities. On the Statement of Operations, the Company has reclassed the sum of Net results of Consolidated Entities, Net (income) loss attributable to noncontrolling interest in Consolidated Entities and Net gain (loss) on investments at fair value to the Deconsolidated Non-GAAP line items that represent its characteristics: management fees and interest income. On the Balance Sheets, the Company has excluded amounts related to all consolidated entities. Management uses these Non-GAAP statements in addition to Consolidated GAAP Statements to measure the performance of its core asset management business.

EBIT and ENI EBITDA are also non-GAAP financial measures that management considers, in addition to net income (loss) attributable to CIFC Corp., to evaluate the Company's core performance. ENI EBIT represents ENI before corporate interest expense and ENI EBITDA represents ENI EBIT before depreciation of fixed assets, a non-cash item.

ENI, ENI EBIT and ENI EBITDA may not be comparable to similar measures presented by other companies, as they are non-GAAP financial measures that are not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, ENI, ENI EBIT and ENI EBITDA should be considered as an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

A detailed calculation of ENI, ENI EBIT and ENI EBITDA and a reconciliation to the most comparable GAAP financial measure is included in the Appendix.

[Financial Tables to Follow in Appendix]
About CIFC

CIFC is a fundamentals-based, relative value credit manager. Headquartered in New York, CIFC is an SEC registered investment adviser and a publicly traded company (NASDAQ: CIFC). We currently serve over 200 institutional investors globally. For more information, please visit CIFC’s website at www.cifc.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect CIFC's current views with respect to, among other things, CIFC's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. CIFC believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. CIFC undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Appendix - Table of Contents

•
Summary reconciliation of GAAP net income (loss) attributable to CIFC Corp. to Non-GAAP measures (ENI, ENI EBIT and ENI EBITDA) for the Three and Nine Months Ended September 30, 2014 and 2013 (unaudited)

•
Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of Entities) for the Three Months Ended September 30, 2014 and 2013 (unaudited)

•
Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of Entities) for the Nine Months Ended September 30, 2014 and 2013 (unaudited)

•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Balance Sheets are adjusted to exclude the consolidation of Entities) as of September 30, 2014 and December 31, 2013 (unaudited)

Appendix

Summary Reconciliation of GAAP Net income (loss) attributable to CIFC Corp. to Non-GAAP Measures (unaudited)

(In thousands) (unaudited)	3Q'14	3Q'13	YTD '14	YTD '13
GAAP Net income (loss) attributable to CIFC Corp.	$934	$8,150	$7,613	$18,480
Income tax expense (benefit)	1,883	6,214	21,124	15,812
Amortization and impairment of intangibles	2,426	3,573	7,943	11,721
Net (gain)/loss on contingent liabilities and other	416	(1,099)	2,174	(1,598)
Compensation costs (1)	351	517	1,293	2,174
Management fees attributable to non-core funds (2)	(192)	(288)	(634)	(2,940)
Management fee sharing arrangements (3)	(1,983)	(3,490)	(7,048)	(13,388)
Other non-recurring (4)	600	(634)	371	(1,386)
Total reconciling and non-recurring items	3,501	4,793	25,223	10,395
ENI	$4,435	$12,943	$32,836	$28,875
Add: Corporate interest expense	713	1,460	3,667	4,394
ENI EBIT	$5,148	$14,403	$36,503	$33,269
Add: Depreciation of fixed assets	471	182	971	530
ENI EBITDA	$5,619	$14,585	$37,474	$33,799

Explanatory Notes:

(1)
Compensation has been adjusted for non-cash compensation related to profits interests granted to CIFC employees by CIFC Parent and sharing of incentive fees with certain former employees established in connection with the Company's acquisition of certain CLOs from Columbus Nova Credit Investments Management, LLC ("CNCIM").

(2)
Prior year ENI has been adjusted to be consistent with current year ENI by excluding management fees attributable to non-core investment products (i.e. Legacy ABS and Corporate Bond collateralized debt obligations ("non-core")).

(3)
The Company shares management fees on certain of the acquired CLOs it manages (shared with the party that sold the funds to CIFC). Management fees are presented on a gross basis for GAAP and on a net basis for Non-GAAP ENI.

(4)
For the three and nine months ended September 30, 2014, other non-recurring represents litigation expenses of $0.6 million. For the nine months ended September 30, 2014, other non-recurring represents additional gains from contingent payments collected on the 2012 sale of the Company's rights to manage Gillespie CLO PLC of $0.2 million. For the three and nine months ended September 30, 2013, other non-recurring represents additional gains from contingent payments collected on the 2012 sale of the Company's rights to manage Gillespie CLO PLC of $0.6 million and $1.4 million, respectively.

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (unaudited)

	3Q'14			3Q'13
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Management fees	$1,037	$19,281	$20,318	$1,763	$20,874	$22,637
Net investment income	108	1,340	1,448	159	4,466	4,625
Total net revenues	1,145	20,621	21,766	1,922	25,340	27,262
Expenses
Compensation and benefits	8,328	—	8,328	6,717	—	6,717
Professional services	3,166	—	3,166	736	—	736
General and administrative expenses	3,429	—	3,429	1,963	—	1,963
Depreciation and amortization	2,897	—	2,897	3,755	—	3,755
Total expenses	17,820	—	17,820	13,171	—	13,171
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments at fair value	414	(414)	—	287	(287)	—
Net gain (loss) on contingent liabilities at fair value	(416)	—	(416)	1,099	—	1,099
Corporate interest expense	(713)	—	(713)	(1,460)	—	(1,460)
Net gain on the sale of management contracts	—	—	—	634	—	634
Net other income (expense) and gain (loss)	(715)	(414)	(1,129)	560	(287)	273
Operating income (loss)	(17,390)	20,207	2,817	(10,689)	25,053	14,364
Net results of Consolidated Entities	(117,577)	117,577	—	22,765	(22,765)	—
Income (loss) before income taxes	(134,967)	137,784	2,817	12,076	2,288	14,364
Income tax (expense) benefit	(1,883)	—	(1,883)	(6,214)	—	(6,214)
Net income (loss)	(136,850)	137,784	934	5,862	2,288	8,150
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	137,784	(137,784)	—	2,288	(2,288)	—
Net income (loss) attributable to CIFC Corp.	$934	$—	$934	$8,150	$—	$8,150

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (continued) (unaudited)

	YTD '14			YTD '13
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Management fees	$4,027	$60,085	$64,112	$6,646	$62,588	$69,234
Net investment income	302	15,381	15,683	256	8,356	8,612
Total net revenues	4,329	75,466	79,795	6,902	70,944	77,846
Expenses
Compensation and benefits	23,715	—	23,715	21,227	—	21,227
Professional services	4,918	—	4,918	3,374	—	3,374
General and administrative expenses	7,899	—	7,899	5,290	—	5,290
Depreciation and amortization	8,914	—	8,914	12,251	—	12,251
Total expenses	45,446	—	45,446	42,142	—	42,142
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments at fair value	2,942	(2,942)	—	887	(887)	—
Net gain (loss) on contingent liabilities at fair value	(2,174)	—	(2,174)	1,598	—	1,598
Corporate interest expense	(3,667)	—	(3,667)	(4,394)	—	(4,394)
Net gain on the sale of management contracts	229	—	229	1,386	—	1,386
Other, net	—	—	—	(2)	—	(2)
Net other income (expense) and gain (loss)	(2,670)	(2,942)	(5,612)	(525)	(887)	(1,412)
Operating income (loss)	(43,787)	72,524	28,737	(35,765)	70,057	34,292
Net results of Consolidated Entities	(31,450)	31,450	—	122,925	(122,925)	—
Income (loss) before income taxes	(75,237)	103,974	28,737	87,160	(52,868)	34,292
Income tax (expense) benefit	(21,124)	—	(21,124)	(15,812)	—	(15,812)
Net income (loss)	(96,361)	103,974	7,613	71,348	(52,868)	18,480
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	103,974	(103,974)	—	(52,868)	52,868	—
Net income (loss) attributable to CIFC Corp.	$7,613	$—	$7,613	$18,480	$—	$18,480

Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets (unaudited)

	September 30, 2014			December 31, 2013
(In thousands) (unaudited)	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Assets
Cash and cash equivalents	$25,143	$—	$25,143	$25,497	$(4,132)	$21,365
Restricted cash and cash equivalents	1,694	—	1,694	1,700	—	1,700
Due from brokers	—	—	—	18,813	(4,985)	13,828
Investments at fair value	28,182	111,836	140,018	16,883	96,248	113,131
Receivables	8,016	4,111	12,127	2,120	3,814	5,934
Prepaid and other assets	3,564	—	3,564	5,104	(222)	4,882
Deferred tax asset, net	52,613	—	52,613	57,675	—	57,675
Equipment and improvements, net	4,106	—	4,106	4,261	—	4,261
Intangible assets, net	17,280	—	17,280	25,223	—	25,223
Goodwill	76,000	—	76,000	76,000	—	76,000
Subtotal	216,598	115,947	332,545	233,276	90,723	323,999
Total assets of Consolidated Entities	13,070,443	(13,070,443)	—	11,366,912	(11,366,912)	—
Total Assets	$13,287,041	$(12,954,496)	$332,545	$11,600,188	$(11,276,189)	$323,999
Liabilities
Due to brokers	$2,460	$—	$2,460	$5,499	$(4,991)	$508
Accrued and other liabilities	18,494	—	18,494	15,197	(270)	14,927
Deferred purchase payments	1,435	—	1,435	1,179	—	1,179
Contingent liabilities at fair value	13,245	—	13,245	16,961	—	16,961
Long-term debt	120,000	—	120,000	139,164	—	139,164
Subtotal	155,634	—	155,634	178,000	(5,261)	172,739
Total non-recourse liabilities of Consolidated Entities	12,698,130	(12,698,130)	—	11,114,435	(11,114,435)	—
Total Liabilities	12,853,764	(12,698,130)	155,634	11,292,435	(11,119,696)	172,739
Equity
Common stock	25	—	25	21	—	21
Treasury stock	(914)	—	(914)	(914)	—	(914)
Additional paid-in capital	987,749	—	987,749	963,011	—	963,011
Retained earnings (deficit)	(809,949)	—	(809,949)	(810,858)	—	(810,858)
Total CIFC Corp. Stockholders' Equity	176,911	—	176,911	151,260	—	151,260
Noncontrolling interest in Consolidated Funds	203,258	(203,258)	—	5,107	(5,107)	—
Appropriated retained earnings (deficit) of Consolidated Entities	53,108	(53,108)	—	151,386	(151,386)	—
Total Equity	433,277	(256,366)	176,911	307,753	(156,493)	151,260
Total Liabilities and Stockholders' Equity	$13,287,041	$(12,954,496)	$332,545	$11,600,188	$(11,276,189)	$323,999